Exhibit 99.1

AED Restarts Michigan Drilling Program Following Early End to Frost Law Moratorium

NEW YORK, NY – March 29, 2012 - American Energy Development Corp. (AED) (OTCBB:AEDC) has re-started development on its 1,343 acre Dansville Prospect after an early end to Michigan’s Frost laws which this year began in late February and were lifted on March 15.

Frost laws are seasonal restrictions on traffic weight limits and speeds on roadways that are subject to thaw weakening. The laws, which are historically put into effect in late winter, ended earlier than usual this year given the seasonally warm temperatures across the region.

“This is tremendous news,” noted Herold Ribsskog, president of AED, “as the lifting of the frost laws allow us immediately to move forward on the second well, Cremer 1-1.”

With frost laws now lifted, AED’s second planned well on the Dansville prospect, Cremer 1-1, is expected to enter the drilling phase and spud in late April.  Cremer 1-1 has been surveyed and bonded with all permits currently in place from the State of Michigan. The site was identified by AED’s 12,300 acre database of 3D high-resolution seismic data showing detailed isochron maps outlining the crest of the reef in the prospect.

AED’s Cremer 1-1 well, as Brown 2-12, is located within the Niagaran oil reef structure.  The Niagaran Reef Play covers about 4,000 square miles.  Reef-substrate areas range from about 40 to about 840 acres, and recoverable reserves range from 30,000 to 22 MM Bbls, and have 200–700 ft of relief.

The Niagaran Reef Play consists of onshore oil and gas accumulations trapped in pinnacle reefs within the northern segment of a circular trend of reefs in the Michigan Basin.  Historical records of the Niagaran reef production in Michigan confirm over 4,200 wells being drilled, targeting reef formations and producing a total of 472 MMBO and 2.8 TCF gas, with development of reef trends in the area driven by Royal Dutch Shell, BP and ExxonMobil. According to a recent USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas.

To receive further information about American Energy Development Corp., (855) OIL-AEDC (645-2332) or email ir@aed-corp.com.

About American Energy Development Corp.
Founded in 2010, American Energy Development Corp. (AED) is an independent U.S. energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the AED’s goal is to locate, drill, and produce oil and gas in the U.S. and secure regions. The company is currently focused on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the UK. For more information, visit www.aed-corp.com.

Forward Looking Statements
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities, continued availability of capital and financing, increases in operating costs; risks associated with oil and gas operations in general; availability of skilled personnel; unpredictable weather conditions; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" “reserves”among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com